EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

SLM Corporation and its subsidiaries, predecessors, and affiliates (collectively “SLM”) and I, Paul Thome, have reached the following understanding and agreement. In exchange for the Plan Benefits and other consideration listed below, I agree to comply fully with the terms of this Separation Agreement and Release (“Agreement”). In exchange for my Agreement, SLM agrees to provide me with the Plan Benefits and other consideration listed below, to which I am not otherwise entitled.

(1)Plan Benefits and Other Consideration:

(a)Resignation as Chief Administrative Officer and Bank President. Effective as of the close of business on August 10, 2020 (the “Transition Date”), I hereby, automatically and without further action on my part or any other person or entity, resign as Executive Vice President, Chief Administrative Officer of SLM and any subsidiary of SLM, including Sallie Mae Bank (the “Bank”), and all other offices and titles, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and SLM’s committees and any other positions I may hold with SLM or any subsidiary of SLM, including the Bank, other than my role as expressly described in this Section (1)(a). I acknowledge that, following the Transition Date, I will remain an employee of SLM, serving as President of the Bank (the “Bank President”) through December 31, 2020 (the “Effective Date,” and the period between the Transition Date and the Effective Date, the “Transition Period”). I acknowledge and agree that, following the Transition Date, the responsibilities of the Chief Administrative Officer will be transitioned to the CEO or his delegate, and that, following the Effective Date, the responsibilities of the Bank President will be transitioned as well. I acknowledge and agree that, during the Transition Period, I will report directly to the CEO or his delegate and shall perform such duties as may be reasonably requested by such person(s) in connection with the transition of the duties of the Chief Administrative Officer and Bank President.

(b)Rehiring: If I am rehired as an employee of SLM or any of its subsidiaries or affiliates within the twelve (12) month period following the Effective Date, I hereby agree to repay the Plan Benefits, divided by twelve (12) multiplied by the number of months remaining in the twelve (12) month period following the Effective Date, adjusted and reduced by the amount of taxes paid and withheld on that sum, within thirty (30) days after rehire, as a condition of rehire to SLM or any of its subsidiaries or affiliates.

(c)Consulting Period.
(i)Subject to my continued compliance with my obligations under this Agreement, and in consideration of the covenants set forth herein and the waiver and release set forth below, including the reaffirmation of such release at the conclusion of the Consulting Period (as defined below) by signing Schedule A (the “Reaffirmation”), I will be engaged as a consultant to SLM for a period beginning the day immediately following the Effective Date and ending on December 31, 2021 (the “Consulting End Date,” and the period between the Effective Date and the Consulting End Date, the “Consulting Period”), unless otherwise terminated by either me or SLM upon thirty (30) days’ written notice. My services hereunder during the Consulting Period will consist of such consulting and advisory services, and shall be provided at such times as may be requested from time to time by the Board of Directors of SLM (the “Board”), the Chief Executive Officer (“CEO”) or any other executive officer of SLM; provided, however, that such services shall not be required for more than an average of twenty (20) hours per month. During the Consulting Period, I may perform such duties and responsibilities as may be required by the Board, the CEO or any other executive officer of SLM as a consultant from any location within the United States; provided that, in the event any such travel is required on behalf of SLM or the Bank, as requested by the Board, the CEO or any other executive officer of SLM, SLM shall reimburse me for any reasonable travel and lodging expenses in connection with my travel. During the Consulting Period, I will not be treated as an employee of SLM or any of its subsidiaries or affiliates for any purposes, including, without limitation, for purposes of any past, present or future employee benefit plan, program or arrangement of SLM or any of its subsidiaries or affiliates, and I will not have any authority to bind SLM or any of its subsidiaries or affiliates in any way. My services hereunder during the Consulting Period, if any, will be performed in the capacity of an independent contractor.
(ii)In connection with my services as a consultant during the Consulting Period, SLM will pay me an aggregate consulting fee of $225,000, with such amount to be paid in equal monthly installments from January 1, 2021 through December 31, 2021, to be paid in arrears (the “Consulting Fees”); provided that the payment of the final monthly Consulting Fee will be contingent on my executing and not revoking the Reaffirmation at the end of the Consulting Period.
(d)Plan Benefits: Unless I have revoked this Agreement pursuant to Section (8) below, and provided I execute and do not revoke the Reaffirmation following the Effective Date and remain in compliance with the terms of this Agreement and the SLM Corporation Executive Severance Plan for Senior Officers (the “Plan”) from the date of this Agreement through the Effective Date, SLM will pay me severance of approximately $1,571,100 (with such amount subject to change based on a potential increase or decrease to the Average Bonus, as provided for in further detail below) pursuant to the Plan which has been calculated in the following manner: (i) $1,008,600, which represents one (1) times the sum of (A) my base salary as of the Effective Date ($450,000) and (B) my Average Bonus (as such term is defined in the Plan) ($558,600) (together, the “Cash Severance”); and (ii) $562,500, which represents my target bonus for 2020 (the “Target Bonus,” and, together with the Cash Severance, the “Plan Benefits”). The value of the Average Bonus is subject to change based on the relative achievement of SLM’s performance metrics through the Effective Date, with such Average Bonus to be measured as set forth in the Plan. For the avoidance of doubt, the Target Bonus set forth herein will be paid in lieu of, and not in addition to, any annual incentive bonus I would otherwise have been entitled to receive under the SLM Corporation Executive Management Incentive Plan. The Plan Benefits will be paid in a lump sum no earlier than the Effective Date or the eighth (8th) calendar day after my execution of the Reaffirmation, and no later than the thirtieth (30th) calendar day after the Effective Date. In addition, unless I have revoked this Agreement pursuant to Section (8) or the Reaffirmation executed on or around the Effective Date, and provided I execute and do not revoke the same Reaffirmation following the Consulting End Date and remain in compliance with the terms of this Agreement during the Consulting Period, if my consulting services are terminated by SLM, except by reason of a termination for reasons that would qualify as “For Cause” (as such term is defined in the Plan) or by me for any reason, during the Consulting Period, I will receive any remaining Consulting Fees that I would have received between the date of such termination and the Consulting End Date. The Consulting Fees will be paid in a lump sum no earlier than the Consulting End Date or the eighth (8th) calendar day after my execution of the Reaffirmation, and no later than the thirtieth (30th) calendar day after the Consulting End Date.

(e)Medical/Dental/Vision Continuation: My current medical, dental, and vision coverage will continue through the end of the month of the Effective Date. Beginning on the first (1st) day of the month following the Effective Date, I will have the right to continue my current medical, dental, and vision coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to 18 months following the Effective Date. Under the Plan, if I properly elect COBRA continuation coverage, SLM will pay the employer portion of the total cost of my medical, dental and vision insurance premiums during the 18-month period following the Effective Date, with such period being from January 1, 2021 through June 30, 2022; provided, however, that, if payment of such premiums would result in excise tax or other penalties imposed on SLM, a dollar amount equal to such premiums that SLM would have paid under this Section (1)(e) during the applicable payment period shall be paid to me, instead of such premium, as additional cash severance pay.

(f)Benefit Programs: Effective on the Effective Date, I waive future coverage and benefits under all SLM disability programs, but this Agreement does not affect my eligibility for other SLM medical, dental, life insurance, retirement, and benefit plans. Whether I sign this Agreement or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after the Effective Date, after which I may be able to purchase continued coverage under certain of such plans. I understand that, except for the benefits that may be due under the 401(k) plans, deferred compensation, equity or pension plans to which I may be entitled under SLM’s standard employee benefit plans for similarly situated employees and executives, I will not receive any other wage, paid time off, or other similar payments from SLM or any of the entities discussed in Section (2).

(g)Subject to any earlier payment provisions set forth above, and except for the benefits and payments described in Sections (1)(e) (Medical/Dental/Vision Continuation) and (1)(f) (Benefit Programs), all payments or reimbursements described in this Section (1) shall be paid to me on or before the eighth (8th) calendar day and no later than the twenty-first (21st) calendar day after my signature on this Agreement.

(h)Outstanding Equity Awards: I acknowledge that I may receive “retirement-eligible” treatment on my unvested equity awards. Each unvested equity award has been granted pursuant to the SLM Corporation 2012 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), and has been evidenced by a term sheet and award agreement setting forth the terms and conditions of such equity award (the “Award Agreement”). I acknowledge that, in connection with this Agreement, my outstanding unvested equity awards will continue to be subject to the terms and conditions, including such vesting conditions, set forth in the applicable underlying Award Agreements. Whether I sign this Agreement or not, I understand that my rights to the equity awards and continued participation in the Omnibus Incentive Plan will be governed by the terms of the Omnibus Incentive Plan and the applicable Award Agreements.
(i)Section 409A: I acknowledge and agree that, as a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code), a portion of the payments and/or benefits that I may receive under this Agreement may be subject to an additional tax under Section 409A(a)(1)(B) of the Code unless the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Effective Date or (y) the date of my death (in each case, the “Distribution Date”).
(2)Release: In consideration of the benefits described in Section (1) above, I agree to release SLM, the Bank, and all of their subsidiaries, affiliates, predecessors, successors, and all related companies, and all of their former and current officers, employees, directors, agents, representatives, advisors and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them (collectively “Released Parties”) from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement, except claims that the law does not permit me to waive by signing this Agreement. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (“ADEA”), the Worker Adjustment and Retraining Notification Act of 1988 (including any state or local law equivalents), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act (“ADA”), Family and Medical Leave Act, the Genetic Information Non-Discrimination Act (“GINA”) of 2008, the Employee Retirement Income Security Act of 1974 (“ERISA”), individual relief under the Sarbanes-Oxley Act of 2002, or individual relief under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or the American Recovery and Reinvestment Act of 2009, and any other federal, state or local laws. I further waive any right to payment of attorneys' fees, which I may have incurred. It is understood and agreed that by entering into this Agreement, SLM does not admit any violation of law, or any violation of my rights as an employee; SLM has entered into this Agreement solely in the interest of resolving finalizing all claims and issues relating to my employment and separation.

SLM and I, the Parties (“Parties”), expressly agree however, that nothing in this Agreement shall preclude my participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of SLM securities. SLM agrees that the release under this Section (2) shall not cover, and I reserve and do not waive, my rights, directly or indirectly to seek further indemnification and/or contribution under the By-Laws of SLM. SLM hereby reaffirms that I am entitled to indemnification after the Effective Date, for actions taken in my capacity as an officer of SLM Corporation or applicable SLM Corporation subsidiaries under the bylaws of the applicable subsidiary or SLM (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances). SLM hereby reaffirms that I am entitled to indemnification through and after the Effective Date for actions taken in my capacity as an officer of SLM Corporation or applicable SLM Corporation subsidiaries under the By-Laws of the applicable subsidiary or SLM (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances), and that my right to indemnification shall at all times remain equivalent to the indemnification provided to other executive officers of SLM.

(3)Covenant Not to Sue: I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement shall:

(a)prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of my release of any age claims in this Agreement before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;

(b)prevent me from enforcing any future claims or rights that arise under ADEA after I have signed this Agreement; or

(c)prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) filing a charge, initiating, making disclosures, testifying in, providing information to, or assisting in an investigation or proceeding brought by or to any governmental or regulatory body or official, or in any judicial or administrative action; (iii) making disclosures that are required or protected under the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, and any other law, rule or regulation, subject to the jurisdiction of the Securities and Exchange Commission; or (iv) from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

Except with respect to the proviso in Section (2) regarding alleged securities violations and notwithstanding anything to the contrary in this paragraph, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, EEOC, U.S. Department of Education, OIG, Securities and Exchange Commission, Consumer Financial Protection Bureau, or any federal, state, or local government agency or court. Further, with my waiver and release of claims in this Agreement, I specifically assign to the Released Parties my right to any recovery arising from any such investigation or proceeding.

(4)Additional Representations and Promises: I further acknowledge and agree that:

(a)To the extent any payments owed to me under this Agreement, including the Plan Benefits, are subject to any withholding taxes or deduction, SLM is authorized to make any such withholdings or deductions as required by law, and I will not be eligible for any additional payments in relation to such withholdings or deductions.

(b)I will return all SLM and Released Parties’ property in my possession or control to them.

(c)Other than previously disclosed to SLM’s General Counsel, Deputy General Counsel, or the Board, I hereby represent and warrant that I have not reported any illegal or potentially illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of SLM, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal or potentially illegal conduct or activities. I have disclosed to SLM any information I have concerning any conduct involving SLM that I have reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation SLM undertakes into matters occurring during my employment with SLM. I understand that nothing in this Agreement prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against SLM.

(d)I understand that SLM in the future may change employee benefits or pay. I understand that my job may be refilled.

(e)I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any Released Party should have paid me in the past, other than with respect to any benefit plan terminations or distributions authorized as of the Effective Date.

(f)I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.

(g)If I initially did not think any representation I am making in this Agreement was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. SLM would not have signed this Agreement but for my promises and representations.

(5)Arbitration of Disputes: Except with respect to the proviso in Section (2) concerning securities litigation, SLM and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Section (6). I also agree to resolve through final and binding arbitration any disputes I have with SLM, its affiliates, or any current or former officers, employees or directors who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This Agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit I might bring, including but not limited to any lawsuit related to a government agency proceeding. By agreeing to this Agreement, I understand that I am waiving my right to a jury trial.

(6)Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation: In consideration of the Plan Benefits, I hereby acknowledge that I previously signed an Agreement Regarding Confidentiality, Intellectual Property and Non-Solicitation, and that I continue to be bound by the terms of that agreement except as modified in this Section (6). Notwithstanding the foregoing, in consideration of the Plan Benefits, I agree as follows:
(a)I shall not, directly or indirectly, provide Competing Services (as defined herein) for any person, trade or business that engages in a Competing Business (as defined herein) with SLM or its subsidiaries or affiliates during the Transition Period, Consulting Period or for a period of twelve (12) months after the Effective Date (together, the “Restricted Period”). For the purposes of this Section (6), “Competing Services” means owning, managing, operating, financing, working, consulting, advising, representing, or providing the same or similar services with or without compensation in any capacity as those I provided to SLM within the last two (2) years of my employment, including any role as director and/or executive officer, to any Competing Business. “Competing Business” means any person, trade or business, including any business unit of such person, trade or business, engaged in the origination, servicing, marketing, underwriting and/or sale/purchase of private education loans; provided that “Competing Business” will not include any company engaged in the business of providing banking or financial services, even if such company offers the origination, servicing, marketing, underwriting and/or sale/purchase of private education loans among its financial services, if, in the course of my duties with such company, I do not provide any Competing Services to the company in any relation to the origination, servicing, marketing, underwriting and/or sale/purchase of private education loans.

(b)At all times during my employment or after the Effective Date, except as required or permitted by statute, regulation or court order, or pursuant to written consent given by SLM’s General Counsel, I agree not to disclose to anyone any of the information or materials that are proprietary or trade secrets of SLM or are otherwise confidential. Notwithstanding the foregoing, nothing in this Agreement or otherwise limits my ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to SLM. SLM may not retaliate against me for any of these activities, and nothing in this Agreement requires me to waive any monetary award or other relief that I might become entitled to from the SEC or any other Government Agency.

Pursuant to the Defend Trade Secrets Act of 2016, SLM and I acknowledge and agree that I shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if I file a lawsuit for retaliation by SLM for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

(c)I agree that, during the Restricted Period, I shall not solicit or encourage any employee with whom I communicated within the last year of my employment to leave the employ of SLM, or hire any such employees. Further, during the Restricted Period, I shall not, directly or indirectly, contact or accept business that SLM could otherwise perform from any of SLM’s customers or prospective customers with whom I communicated within the last two (2) years of my employment.

(d)I further agree not to disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, SLM, its business practices, products, policies, services, decisions, directors, officers, employees, agents, representatives, advisors or any other entity or person covered by this Agreement.

(e)I expressly agree that the markets served by SLM extend nationally, are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section (6) have been designed to be reasonable, are no greater than are required for the protection of SLM and do not prevent me from earning a livelihood by working in positions that do not compete with SLM. In the event that a court shall determine that any provision of the Agreement is unenforceable, the Parties shall request that the court construe this Agreement in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of SLM. I acknowledge and agree that this covenant has unique, substantial and immeasurable value to SLM, that I have sufficient skills to provide a livelihood for me while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable SLM to monitor compliance with the obligations imposed by this Agreement, I further agree to inform in writing Sallie Mae’s Senior Vice President, Human Resources, with a copy to the General Counsel, of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect during the Restricted Period.

(f)In the event that the Board or its successor reasonably determines that I have violated any of the post-employment restrictions of the Agreement or if a court at my request determines that all or a substantial part of such restrictions are held to be unenforceable, I will return to SLM all payments made under the Plan Benefits. The illegality, unenforceability, or ineffectiveness of any provision of this Section (6) shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement.

(7)Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement on or before August 7, 2020; (b) that I was offered a period of forty-five (45) calendar days to review and consider it; (c) that I understand I could use as much of the forty-five (45) calendar day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement, and understood whether or not to do so was my decision. I waive any rights to further time to consider the Agreement.

(8)Revocation of Claims: I understand that I may revoke the waiver of the ADEA claims made in this Agreement within seven (7) days of my signing. My waiver and release of claims under ADEA shall not be effective or enforceable and I will not receive any of the cash Plan Benefits described in Section (1) above. Revocation of claims can be made by delivering a written notice of revocation to the Chief Human Resources Officer, with a copy to the General Counsel, at the following address: Sallie Mae, Inc., 300 Continental Drive, Newark, DE 19713. Such revocation shall also be sent by sending an email to the Chief Human Resources Officer and the General Counsel.

(9)    I acknowledge that I have read and understand all of the provisions of this Agreement. This Agreement represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement, if not timely revoked pursuant to Section (8), is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction or by an arbitrator to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement will remain in full force and effect to the maximum extent permitted by applicable law. If this Agreement is held to be unenforceable or contrary to law, I agree to repay the Plan Benefit I received. This Agreement is governed by federal laws and the laws of the State of Delaware.

(10)    In addition, in consideration of the Plan Benefits and other consideration described above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, including, but not limited to: (a) participation as a witness; (b) drafting, producing, and reviewing documents; (c) assisting with interviews, depositions, discovery, hearings, and trial; and (d) contacting SLM. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, SLM agrees to pay my reasonable out of pocket expenses, including reasonably incurred attorney fees.

(11)    This Agreement may be executed and delivered (including by electronic mail in portable document format (PDF), facsimile, or other electronic transmission) by the Parties in two or more counterparts, each of which is deemed to be an original, with all such counterparts constituting one and the same instrument, and all signatures need not appear on any one counterpart.

[Signature page to follow]

Before you sign this Agreement, please read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this Agreement). You have up to forty-five (45) calendar days to consider this Agreement. By signing this Agreement, you will be waiving any claims whether known or unknown.

/s/ Paul Thome                    August 10, 2020
Name:    Paul Thome                    Date

/s/ Bonnie Rumbold                    August 11, 2020
Name: Bonnie Lynn Rumbold            Date
Chief Human Resources Officer
SLM Corporation